INDEX TO EXHIBITS

Exhibit No.	Description


22		Subsidiaries of the Registrant

23		Accountants' Consent

27		Financial Data Schedule

99.1		Index to Financial Statement Schedule for
    		Canisco Resources, Inc.

99.2		Independent Auditors' Report

99.3		Schedule II - Valuation and Qualifying Accounts